Exhibit 23.4
CONSENT OF NOMINEE FOR DIRECTOR
     I hereby consent to the use of my name and any references to me as a person who will become a director of CDM GP, LLC, a Delaware limited liability company and the general partner of the general partner of CDM Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (Registration No. 333-144971) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.
Date: November 8, 2007

/s/ William H. Shea, Jr.
William H. Shea, Jr.